Exhibit 4.8

INVESTOR RIGHTS AGREEMENT

dated as of [•],

2021 by and

among

ALGOMA STEEL GROUP INC.

and

CERTAIN SHAREHOLDERS OF ALGOMA STEEL GROUP INC.

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (the “Agreement”), by and among Algoma Steel Group Inc., a corporation organized under the laws of British Columbia (the “Company”), and the holders of the Shares (as defined below) who are or become party to this Agreement, is effective as of [•], 2021 (the “Effective Date”). Capitalized terms used without definition shall have the meanings assigned thereto in ARTICLE I.

W I T N E S S E T H:

WHEREAS, reference is made to that certain Agreement and Plan of Merger, dated as of May 24, 2021 (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among, the Company, Algoma Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Legato Merger Corp., a Delaware corporation (“Legato”), pursuant to which Merger Sub will merge with and into Legato, with Legato surviving as a wholly owned subsidiary of the Company and the securityholders of Legato becoming securityholders of the Company (the “Merger”).

WHEREAS, in connection with the consummation of the Merger, the Company and the Shareholders desire to enter into this Agreement, which shall govern certain rights, duties and obligations of the parties hereto from and after the Effective Date.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, intending to be legally bound hereby, agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“66 2/3% Approval” means the approval by an instrument in writing by Shareholders with Aggregate Ownership of at least a 66 2/3% of the Shares held by the Shareholders.

“Adverse Person” means any Person that the Board determines in good faith is a competitor or a potential competitor of any of the members of the Company Group.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no Shareholder or other securityholder of the Company shall be deemed an Affiliate of the Company or another member of the Company Group or an Affiliate of any other security holder of the Company solely by reason of any investment in the Company or the existence or exercise of any rights or obligations under this Agreement or the Company Securities held by such security holder. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, with respect to a Shareholder, the members of the Company Group shall be deemed to not be Affiliates of such Shareholder (without prejudice to whether a Shareholder may be deemed to be an Affiliate of a member of the Company Group).

“Algoma Shareholder” means a Shareholder who is not a Legato Founder.

“Aggregate Ownership” means, with respect to any Shareholder or group of Shareholders at any time of determination, the total number of Shares beneficially owned (without duplication) by such Shareholder or group of Shareholders and any Affiliates or Related Funds of such Shareholder or group of Shareholders as of the date of such calculation.

“Archview” means Archview Investment Group LP, together with its Affiliates and Related Funds that hold Shares.

“Bain” means Bain Capital Credit, LP solely in its capacity as investment adviser for its Related Funds that hold Shares, and such Related Funds.

“Barclays” means Barclays Bank PLC together with its Affiliates and Related Funds that hold Shares.

“beneficial owner” has the meaning defined in Rule 13d-3 and Rule 13d-5 of the Exchange Act. “beneficially own,” “beneficially owned” and “beneficial ownership” have correlative meanings.

“Board” means the board of directors of the Company.

“Bought Deal” means any of (i) a block trade of Registrable Securities, (ii) an “overnight” underwritten offering of Registrable Securities without a prior marketing process or (iii) a sale of Registrable Securities by the Company to underwriters for reoffering to the public as described in the definition of “bought deal agreement” in Section 7.1 of NI 44-101, in each case, pursuant to an agreement among the Company, one or more underwriters and other Persons and a Shelf Prospectus Supplement. For the avoidance of doubt, any sale of Registrable Securities by a Shareholder to one or more underwriters that does not require a new Registration Filing or Shelf Prospectus Supplement shall be deemed not to be a Bought Deal.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in (i) New York City, New York, in the United States of America or (ii) Toronto, Ontario, in Canada, are authorized by law to close.

“Canada Jurisdictions” means each province of Canada.

“Canada Law” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to the Business Corporations Act with the definitions and rules of construction in the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to Interpretation Act, except, if there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act, the definition in the Business Corporations Act will prevail.

“Canada National Securities Exchange” means the Canadian Securities Exchange, Toronto Stock Exchange, TSX Venture Exchange or NEO Exchange.

“Canada Securities Authorities” means the “Canadian securities regulatory authorities” as defined in National Instrument 14-101—Definitions, and any of their successors.

“Canada Securities Laws” means all applicable securities laws, the respective regulations, rules and orders made thereunder, and all applicable policies, instruments and notices issued by the commissions in the Canada Jurisdictions as they may be amended from time to time.

“Company Group” means the Company and its Subsidiaries (including any present or future direct or indirect Subsidiaries).

“Company Securities” means (i) the Shares, (ii) any securities convertible into or exchangeable for Shares and (iii) any options, warrants or other rights to acquire Shares.

“Damages” means any and all losses, claims, damages, liabilities and expenses (including reasonable and documented expenses of investigation and reasonable attorneys’ fees and expenses).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Registration” means a registration or qualification (i) on Form S-8, S-4 or F-4, any successor forms or any substantially equivalent forms or prospectuses under the Canada Securities Laws, or any prospectus under the Canada Securities Laws used exclusively for a similar purpose, (ii) relating to Company Securities issuable upon exercise of employee equity awards or in connection with any employee benefit or similar plan of the Company, (iii) in connection with a direct or indirect acquisition by the Company of another Person or (iv) in connection with an offering of debt securities of a member of the Company Group convertible into or exchangeable for capital stock or other securities of a member of the Company Group and any capital stock or other securities of a member of the Company Group issuable upon the conversion or exchange of such debt securities.

“FINRA” means the Financial Industry Regulatory Authority.

“GTAM” means GoldenTree Asset Management LP, solely in its capacity as investment adviser for its Related Funds that hold Shares, and such Related Funds.

“Key Shareholder” means a Shareholder with Aggregate Ownership of at least [•] Shares.1

“Legal Action” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

“Legato Founders” means the holders of the common stock, par value $0.0001 per share, of Legato, sold by Legato prior to its initial public offering.

“Lock-Up Agreement” means that certain lock-up agreement entered into concurrently with the execution of the Merger Agreement, by and among the Company’s sole shareholder and the Legato Founders.

“Majority Approval” means the approval by an instrument in writing by Shareholders with Aggregate Ownership of at least a majority of the Shares held by the Shareholders.

“Marathon” means Marathon Asset Management, L.P., solely in its capacity as investment adviser for its Related Funds that hold Shares, and such Related Funds.

“NI 44-101” means National Instrument 44-101—Short Form Prospectus Distributions.

“NI 44-102” means National Instrument 44-102—Shelf Distributions.

“NI 44-103” means National Instrument 44-103—Post-Receipt Pricing.

“Nomination Right Termination Event” means, with respect to a Shareholder and such Shareholder’s Nomination Rights, such time that (a) such Shareholder Transfers one or more Shares to a Person (other than an Affiliate or a Related Fund of such Shareholder) or (b) the Company issues additional Shares (other than to an Affiliate or another member of the Company Group), and immediately following such Transfer or issuance: (i) with respect to the first Nomination Right held by a Shareholder, such Shareholder no longer has an Ownership Percentage of at least 7.36%; or (ii) with respect to the second Nomination Right held by a Shareholder, such Shareholder no longer has an Ownership Percentage of at least 18.4%, following which, such Nomination Right shall terminate; provided that for purposes of determining whether a Nomination Right Termination Event has occurred with respect to a Nomination Right held by Marathon and Archview, acting together solely for purposes of exercising Nomination Rights and related rights pursuant to ARTICLE II, the Ownership Percentages of Marathon and Archview shall be aggregated.

[1]	Note to Draft: To equal the number of Shares that will be received at closing by a shareholder that holds 334,000 Shares immediately prior to closing.

“Organizational Documents” with respect to a Person means the articles of association, articles of incorporation, certificate of incorporation, bylaws or any other applicable organizational or formation documents of such Person.

“Ownership Percentage” means, with respect to a Shareholder, the Aggregate Ownership of such Shareholder divided by the total number of then-outstanding Shares on the relevant date of determination.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preliminary Prospectus” means, (i) with respect to the Securities Act, a preliminary prospectus that is a part of a Registration Filing filed with the SEC, or (ii) with respect to the Canada Securities Laws, a preliminary prospectus prepared in accordance with applicable Canada Securities Laws of the Canada Jurisdictions in which such preliminary prospectus is proposed to be filed (which may include, for greater certainty, a preliminary base PREP prospectus prepared in accordance with NI 44-103) and, with respect to a Preliminary Prospectus under Canada Securities Laws, includes both the English language and French language version thereof, if the Company is, or will pursuant to the Registration Filing become, a reporting issuer in the Province of Quebec.

“Prospectus” means, (i) with respect to the Securities Act, a final prospectus contained within a Registration Filing proposed to be filed with the SEC (which includes, for greater certainty, a final prospectus omitting pricing information in accordance with Rule 430A under the Securities Act), or (ii) with respect to the Canada Securities Laws, a final prospectus prepared in accordance with applicable Canada Securities Laws of the Canada Jurisdictions in which such final prospectus is proposed to be filed (which includes, for greater certainty, a final base PREP prospectus omitting pricing information in accordance with NI 44-103) and, with respect to a Prospectus under Canada Securities Laws, includes both the English language and French language version thereof, if the Company is, or will pursuant to the Registration Filing become, a reporting issuer in the Province of Quebec.

“Public Offering” means a public offering of Company Securities pursuant to an effective Registration Filing, other than pursuant to a registration statement on Form S-4, Form F-4 or Form S-8, any successor form, or any form similar in function or any prospectus used exclusively for a similar purpose under the Canada Securities Laws.

“Public Offering Launch” means the earlier of (i) the commencement of marketing or a “roadshow” by underwriters in connection with a Public Offering or (ii) the filing of a Preliminary Prospectus or preliminary Shelf Prospectus Supplement with the SEC or a Canada Securities Authority in which such Preliminary Prospectus or Shelf Prospectus Supplement contains an estimated price range.

“Public Offering Pricing” means the approval of a price for securities to be sold in a Public Offering by the Company (whether by the Board, a pricing committee thereof or other

Persons to which such approval has been properly delegated), which may be evidenced by the entry into an underwriting agreement or purchase agreement by the Company or any Shareholders selling securities in the Public Offering.

“Registrable Securities” means any Company Securities held by any Legato Founder or Key Shareholder until:

(i) (A) a Registration Filing covering the offering and sale of such Company Securities has been declared effective by the SEC (or comparable governmental or self-regulatory authority) and such Company Securities have been disposed of pursuant to such effective Registration Filing or (B) a final receipt or equivalent document for a Prospectus qualifying the distribution of such Company Securities by the Shareholder thereof has been issued by Canada Securities Authorities and such Company Securities have been disposed of pursuant to such Prospectus;

(ii) such Company Securities have been sold or may be sold to the public by such Shareholder (A) without volume or manner of sale limitation under Rule 144 or (B) without being subject to any control person sale restrictions or subject to any remaining hold period or seasoning period under the Canada Securities Laws; or

(iii) such Company Securities are otherwise Transferred and such Company Securities may be resold by the Transferee under the same circumstances described in the immediately preceding clause (ii).

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration, qualification or marketing of Registrable Securities, including all (i) registration, qualification and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities laws or “blue sky” laws (including reasonable fees and disbursements of counsel in connection therewith) of any applicable jurisdiction, (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Filing, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 3.5(h)), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable and documented fees, out-of-pocket costs, and expenses of the Shareholders and Shareholders Counsel, (ix) fees and expenses in connection with any review by FINRA or comparable governmental or self-regulatory authority of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions and transfer taxes attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “wrapper,” “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xv) all out-of-pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 3.5(l).

“Registration Filing” means, (i) with respect to the Securities Act, any registration statement promulgated by the SEC, including Form S-1, Form S-3, Form F-1 and Form F-3, and Form F-10; (ii) with respect to the Canada Securities Laws, a Shelf Base Prospectus or Preliminary Prospectus, in each case, including any amendments and supplements thereto, including post-effective amendments, all exhibits thereto or documents required to be filed therewith, and all materials incorporated by reference therein; and (iii) both (i) and (ii), in the case of a Registration Filing concurrently in both the United States and Canada.

“Registration Requirements” means, with respect to one or more Legato Founders or Key Shareholders, that such Legato Founder or Key Shareholder is not able to freely resell Registrable Securities (i) without volume or manner of sale restrictions under Rule 144 or (ii) without being subject to any remaining hold period or seasoning period under the Canada Securities Laws.

“Related Fund” means, with respect to any Person, (i) an Affiliate of such Person; or (ii) any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by such Person, an Affiliate of such Person, the same investment manager, advisor or sub-advisor of such Person or an Affiliate of such investment manager, advisor or sub-advisor; provided that, with respect to a Shareholder, the members of the Company Group shall be deemed to not be Related Funds of such Shareholder (without prejudice to whether a Shareholder may be deemed to be a Related Fund of a member of the Company Group).

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Requirement” means, for any Shareholder, that the issuance of Company Securities or other securities to such Shareholder would be in compliance with all applicable securities laws and would not require under applicable law (i) the registration or qualification of such Company Securities or other securities or of any Person as a broker or dealer or agent with respect to such Company Securities or other securities, or (ii) the provision to such Shareholder of any information that would not be furnished by the issuer of such securities in the applicable transaction if such Shareholder were an “accredited investor” as defined by Rule 501 promulgated under Regulation D under the Securities Act.

“Selling Shareholder Information” means the name of a Registering Shareholder selling Company Securities pursuant to a Demand Registration or Piggyback Registration, the amount of Company Securities offered and the address and other information (excluding percentages) with respect to such Registering Shareholder that appear (or are required by applicable law and rule or regulation of an applicable governmental authority or securities exchange) in a table and corresponding footnotes in the Registration Filing, Preliminary Prospectus, Prospectus, Shelf Base Prospectus or Shelf Prospectus Supplement or any amendment or supplement thereto.

“Shareholder” means at any time, any Person, together with its Affiliates and Related Funds, (other than a member of the Company Group) who is a party to or bound by this Agreement, so long as such Person (and such Person’s Affiliates and Related Funds) shall beneficially own any Company Securities.

“Shareholders Counsel” means one law firm or other legal counsel for all Registering Shareholders selected by the Registering Shareholders holding at least a majority of the Registrable Securities to be sold for the account of all Registering Shareholders in the offering and one or more local counsels for any of the Registering Shareholders.

“Shares” means the common shares, without par value, of the Company and any other security into which such common shares may hereafter be converted or changed.

“Shelf Base Prospectus” (i) with respect to the Securities Act, means a prospectus filed as part of a Registration Filing with the SEC pursuant to a Shelf Registration, or (ii) with respect to the Canada Securities Laws, has the meaning ascribed to “base shelf prospectus” thereto in NI 44-102.

“Shelf Prospectus Supplement” means (i) with respect to the Securities Act, means a prospectus supplement filed with the SEC with respect to a Registration Filing for which a Shelf Base Prospectus has been filed or (ii) with respect to the Canada Securities Laws, has the meaning ascribed thereto in NI 44-102.

“Shelf Registration” means (i) with respect to the Securities Act, a proposed registration of securities pursuant to a registration statement on a delayed or continuous offering basis pursuant to Rule 415 or any similar provision that may be adopted by the SEC or (ii) with respect to the Canada Securities Laws, a Shelf Base Prospectus.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly

(including pursuant to a derivative transaction), or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing. “Transferred,” “Transferor” and “Transferee” shall have correlative meanings.

“U.S. National Securities Exchange” means the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, New York Stock Exchange or NYSE MKT.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Board Observer	2.6
Company	Preamble
Demand Registration	3.1(a)
D&O Exculpated Parties	2.7(a)
Nomination Right	2.1(a)
Effective Date	Preamble
Indemnified Party	3.8
Indemnifying Party	3.8
Inspectors	3.5(g)
issuer free writing prospectus	3.6
Institutional Indemnitors	2.8(a)
Maximum Offering Size	3.1(e)
PFIC	4.2(a)
Piggyback Registration	3.2(a)
Records	3.5(g)
Registering Shareholders	3.1(a)
Replacement Nominee	2.2(a)
Requesting Shareholder	3.1(a)
road show	3.6
Shareholder Nominee	2.1(a)

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any law include all rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any references to a certain number of Shares shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Shares after the Effective Date.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1 Nomination Rights.

(a) Subject to the nomination of the persons who will serve as the initial Board on the Effective Date pursuant to the Merger Agreement and Section 2.1(d) hereof, each of (i) Bain, (ii) Barclays, (iii) GTAM and (iv) Marathon and Archview, with Marathon and Archview acting together solely for purposes of exercising Nomination Rights and related rights pursuant to this ARTICLE II but all of such Shareholders otherwise acting separately, shall have the right (each, a “Nomination Right”) to nominate one director to the Board (a “Shareholder Nominee”) until the occurrence of a Nomination Right Termination Event with respect to such Shareholder’s Nomination Right. If a Nomination Right Termination Event has occurred at a time when a Shareholder Nominee nominated pursuant to the Nomination Right is serving on the Board, the affected Shareholder shall cause such Shareholder Nominee to offer his or her resignation to the Board at least 60 days prior to the expected date of the Company’s next meeting of shareholders called for the purpose of electing directors, which resignation may be effective as of the date of the shareholder meeting. Notwithstanding the foregoing, the Board (or a committee thereof) may, in its sole discretion, recommend for nomination any Shareholder Nominee that has tendered his or her resignation in accordance with this Section 2.1(a).

(b) Any Shareholder with a Nomination Right that acquires Shares such that after such acquisition such Shareholder has an Ownership Percentage of at least 18.4% shall automatically receive a second Nomination Right until such time as a Nomination Right Termination Event occurs with respect to such second Nomination Right; provided that no Shareholder shall have or exercise more than two Nomination Rights, regardless of its Ownership Percentage.

(c) The Company agrees, to the fullest extent permitted by applicable law, to and to use its reasonable best efforts to cause the directors to: (i) include in the slate of nominees recommended by the Board or any committee thereof for election at any meeting of shareholders called for the purpose of electing directors the Shareholder Nominees and to nominate and recommend the Shareholder Nominees to be elected as directors as provided herein and (ii) include the Shareholder Nominees in the information circular prepared by the Company in connection with the Company’s solicitation of proxies or consents in favor of director nominees for every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board with respect to the election of members of the Board, (iii) enable any Shareholder with Nomination Rights to nominate for election a Shareholder Nominee, whether by increasing the size of the Board or otherwise, or nominate a Shareholder Nominee to fill any newly created vacancy, provided such vacancy is not caused by the death, disability, retirement, resignation, removal (with or without cause) or otherwise of a director for which a Shareholder has a Nomination Right, in which case such Shareholder will be entitled to nominate a Replacement Nominee pursuant to Section 2.2, (iv) take all actions necessary at any time and from time to time so that a Shareholder Nominee will not be removed from the Board without the approval of the Shareholder that nominated such Shareholder Nominee, and (v) use the same efforts to cause the election of Shareholder Nominee as it uses to cause other nominees recommended by the Board to be elected, including soliciting proxies or consents in favor thereof.

Section 2.2 Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board:

(a) a Shareholder with a Nomination Right to nominate such director or manager whose death, disability, retirement, resignation or removal resulted in such vacancy, shall have the exclusive right to nominate another individual (such Person, the “Replacement Nominee”) to fill such vacancy and serve as a director on the Board by providing written notice thereof to the Company;

(b) if no shareholder action is required under applicable law to appoint a Replacement Nominee, the Company will take all steps necessary to cause the appointment of the Replacement Nominee;

(c) if shareholder action is required under applicable law to appoint a Replacement Nominee, the Company shall use its reasonable best efforts to cause such Replacement Nominee to be elected to the Board, as soon as reasonably practicable, and the Company shall take or cause to be taken, to the fullest extent permitted by applicable law, at any time and from time to time, all actions necessary to accomplish the same; and

(d) a Replacement Nominee shall be treated as a Shareholder Nominee for all purposes of this Agreement.

Section 2.3 Compensation.

(a) The Company (or a Subsidiary) shall pay all reasonable out-of-pocket expenses incurred by each Shareholder Nominee or any Board Observer in connection with attending regular and special meetings of the Board or board of directors, board of managers or similar governing body of any member of the Company Group or any committee thereof.

(b) Except to the extent a Shareholder with Nomination Rights may otherwise notify the Company, a Shareholder Nominee nominated by such Shareholder shall be entitled to compensation consistent with the compensation received by other members of the Board who are not employees of the Company, including any fees and equity awards, provided, that at the election of a Shareholder Nominee, any director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by such Shareholder Nominee) shall be paid to the Shareholder that nominated such Shareholder Nominee or an Affiliate thereof specified by such Shareholder Nominee rather than to such Shareholder Nominee.

Section 2.4 Organizational Document Provisions. The Organizational Documents of the Company shall provide for (a) the elimination of liability of each director on the Board to the maximum extent permitted by applicable law and (b) indemnification of, and advancement of expenses for, each director on the Board for acts on behalf of a member of the Company Group to the maximum extent permitted by applicable law.

Section 2.5 Notice of Meeting. The Company agrees to give each director (by email or otherwise) notice and the agenda for each meeting of the Board or any committee thereof at least 24 hours prior to such meeting.

Section 2.6 Board Observers. Any Shareholder with one or more Nomination Rights shall have the right, exercisable by delivering written notice to the Company (or the Board), and subject to the prior written consent of the Board (which shall not be unreasonably withheld), to designate one nonvoting observer (a “Board Observer”) to attend meetings of the Board and any committees thereof and any boards of directors (or similar governing body) of any member of the Company Group and any committee thereof; provided that, in the event such consent is not given for a Board Observer, such Shareholder may designate a different Person as a Board Observer, subject to the prior written consent of the Board, which shall not be unreasonably withheld. In connection with the designation of a Board Observer, the Company may require such Board Observer to enter into a written agreement with respect to confidentiality and other customary matters for board observers; provided that any such agreement shall be on terms reasonably acceptable to Shareholder or Shareholders designating such Board Observer. Any Board Observer shall be permitted to attend any meeting of the Board or any committee thereof or any boards of directors (or similar governing body) of any member of the Company Group or any committee thereof, in each case, using the same form of communication permitted for members of such board or any committee thereof, and the applicable member of the Company Group shall provide notice and all written materials to the Board Observers for any meeting in the same form, and at the same time, as the director or manager of the applicable member of the Company Group receives; provided that the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board or any Subsidiary board, as applicable, determines in good faith, upon advice of legal counsel, that such exclusion is reasonably necessary to prevent a waiver of any attorney-client privilege or necessary to prevent a conflict of interest with respect to the fiduciary duties of the directors, managers or other members.

Section 2.7 Exculpation; Indemnification; D&O Insurance.

(a) To the maximum extent permitted by applicable law, no member of the Board or any other board of directors or managers of a member of the Company Group, or Board Observer (and the heirs, executors or administrators of such Person) (the “D&O Exculpated Parties”) shall be liable to any other D&O Exculpated Party, member of the Company

Group or any Shareholder for any loss suffered by any member of the Company Group or any Shareholder unless such loss is caused by such D&O Exculpated Party’s fraud, willful misconduct, violation of law. The D&O Exculpated Parties shall not be liable for errors in judgment or for any acts or omissions that do not constitute fraud, willful misconduct, a violation of law or a material breach of this Agreement or the Organizational Documents of the members of the Company Group. Any D&O Exculpated Party may consult with counsel, accountants and any Shareholder, director, manager, employee or committee of any member of the Company Group or any other professional expert, and provided the D&O Exculpated Party acts in good-faith reliance upon the advice or opinion of any such counsel, accountants or other professional expert, the D&O Exculpated Party shall not be liable for any loss suffered by any other D&O Exculpated Party, any member of the Company Group or any Shareholder in reliance thereon. Each D&O Exculpated Party is an express third-party beneficiary of the rights conferred thereto in this Section 2.7(a).

(b) Each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in, any Legal Action, by reason of the fact that such Person is or was a director, manager or officer of a member of the Company Group or is or was serving at the request of a member of the Company Group as a director, manager or officer of another company, corporation, partnership, joint venture, trust or other enterprise (the “D&O Indemnified Parties”), shall be indemnified and held harmless by the members of the Company Group to the fullest extent permitted by applicable law, including to the extent of any Damages caused by, related to or arising from, such Legal Action, whether arising prior to, on or after the Effective Date. The right to indemnification conferred in this Section 2.7(b) shall also include the right to be paid by the members of the Company Group the expenses incurred in connection with any such Legal Action in advance of its final disposition to the fullest extent authorized by applicable law. Each D&O Indemnified Party is an express third-party beneficiary of the rights conferred thereto in this Section 2.7(b).

(c) The Company or any other appropriate member of the Company Group will purchase, and will use commercially reasonable efforts to maintain, director and officer liability insurance in such amounts and such limits as reasonably determined by the Board on behalf of any Person who is or was a director on the Board or any other board of directors or managers of a member of the Company Group against any liability asserted against such Person or incurred by such Person in any capacity as such, whether or not any of the members of the Company Group would have the power to indemnify such Person against that liability under any of the Organizational Documents of the members of the Company Group.

(d) Neither the amendment nor repeal of this Section 2.7, nor the adoption of any provision of this Agreement or any Organizational Document of a member of the Company Group, nor, to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). The rights to exculpation, indemnification and the advancement and payment of expenses conferred in this Section 2.7 shall not exclude any other right which a D&O Exculpated Party or D&O Indemnified Party may have or hereafter acquire under any law (common or statutory), this Agreement or the Organizational Documents of the members of the Company Group, any vote of

Shareholders or disinterested directors or managers, or otherwise, but each D&O Exculpated Party and D&O Indemnified Party shall not be entitled to recover more than once for the same loss, cost or expense in respect of which it is otherwise entitled to indemnification under this Section 2.7. If this Section 2.7 shall be invalidated on any ground by any court of competent jurisdiction, then the members of the Company Group shall nevertheless indemnify and hold harmless each D&O Indemnified Party pursuant to this Section 2.7 as to any Damages to the fullest extent permitted by this Section 2.7 and applicable law. Each D&O Exculpated Party and D&O Indemnified Party is an express third- party beneficiary of the rights conferred thereto in this Section 2.7(d).

Section 2.8 Priority of Indemnification.

(a) Each member of the Company Group hereby acknowledge that the D&O Indemnified Parties nominated pursuant to this ARTICLE II may have certain rights to indemnification, advancement of expenses or insurance provided by the Shareholders that nominated such directors, managers or Board Observers pursuant to Nomination Rights or otherwise and certain of their Affiliates or Related Funds or their Affiliates’ and Related Funds’ respective partners (whether general, limited or otherwise), shareholders, members, directors, officers, fiduciaries, managers, members, controlling Persons, employees and agents (collectively, the “Institutional Indemnitors”). Each member of the Company Group hereby agrees (i) that they are the indemnitors of first resort (i.e., their obligations to such D&O Indemnified Parties are primary and any obligation of the Institutional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such D&O Indemnified Parties are secondary), (ii) that they shall be required to advance the full amount of expenses incurred by such D&O Indemnified Parties and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of the Organizational Documents of any member of the Company Group (or any other agreement between a member of the Company Group and such D&O Indemnified Parties), without regard to any rights such D&O Indemnified Parties may have against the Institutional Indemnitors, and (iii) that they irrevocably waive, relinquish and release the Institutional Indemnitors from any and all claims against the Institutional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each member of the Company Group further agrees that no advancement or payment by the Institutional Indemnitors on behalf of such D&O Indemnified Parties with respect to any claim for which such D&O Indemnified Parties have sought indemnification from a member of the Company Group shall affect the foregoing and the Institutional Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Parties against a member of the Company Group.

(b) No Institutional Indemnitor shall have any liability as a result of nominating a D&O Indemnified Party, or for any act or omission by such nominated D&O Indemnified Party in his or her capacity as a director, manager, officer or Board Observer, as applicable. Each of the Institutional Indemnitors is an express third- party beneficiary of the rights conferred thereto in this Section 2.8.

ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Demand Registration.

(a) If at any time and from time to time on or after the date hereof, the Company shall receive a request from one or more Legato Founders or Key Shareholders (such Legato Founders or Key Shareholders, collectively, the “Requesting Shareholders”) that the Company, (i) effect a registration under the Securities Act if any Registrable Securities are listed on a U.S. National Securities Exchange or the Company is otherwise subject to Section 13 or 15(d) of the Exchange Act, or (ii) effect a qualification for distribution by prospectus under Canada Securities Laws if any Registrable Securities are listed on a Canada National Securities Exchange or the Company is a reporting issuer in any province or territory of Canada under Canada Securities Laws, of all or any portion of the Requesting Shareholder’s Registrable Securities, specifying the intended method of disposition thereof, including whether to be conducted via an underwritten offering (each such request shall be referred to herein as a “Demand Registration”). The Company shall use its commercially reasonable efforts to effect, as expeditiously as possible, the filing of a Registration Filing and the effectiveness of the Demand Registration, or the filing of a prospectus under Canada Securities Laws and the issuance of a final receipt for such prospectus, or both, subject to the restrictions set forth in this ARTICLE III. The Company shall give reasonably prompt notice of a Demand Registration (and in no event later than 15 Business Days or 4 Business Days in the case of a Bought Deal prior to the anticipated filing date of the Registration Filing relating to such Demand Registration) to the other Legato Founders and Key Shareholders with respect to all other Registrable Securities of the same class as those requested to be registered by the Requesting Shareholders (all such Legato Founders and Key Shareholders, together with the Requesting Shareholders, and any other Shareholders participating in a Demand Registration or Piggyback Registration, the “Registering Shareholders”) that such Shareholders have the right to request the Company to register by request received by the Company within 10 Business Days, or 2 Business Days in the case of a Bought Deal, after the date of the Company’s notice of the Demand Registration, and the Company shall use commercially reasonable efforts to include all Registrable Securities requested to be registered by the Registering Shareholders in such Registration Filing. Notwithstanding the foregoing, the Company shall not be obligated to effect a Demand Registration (i) unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds C$50,000,000 and (ii) if the Company shall have effected a Demand Registration or Piggyback Registration in which Legato Founders and Key Shareholders had the opportunity to sell Registrable Securities within the six-month period prior to receipt of the Demand Registration.

(b) At any time prior to the Public Offering Launch of a Demand Registration, the Requesting Shareholders may revoke such request, without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request.

(c) The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Demand Registration is completed.

(d) A Demand Registration shall be deemed not to have occurred:

(i) unless the Public Offering Pricing has been completed and a final Prospectus or Shelf Prospectus Supplement relating to the applicable Registration Filing containing pricing information has been filed with the SEC or one or more Canada Securities Authorities; provided that a Demand Registration shall be deemed not to have occurred if either (1) such Registration Filing is interfered with by any cease trade or stop order, injunction or other order or requirement of the SEC, a Canada Securities Authority or any other governmental agency or court or (2) less than 75% of the Registrable Securities included in such Registration Filing have been sold thereunder; or

(ii) if the Maximum Offering Size is reduced in accordance with Section 3.1(e) such that less than 75% of the Registrable Securities of the Requesting Shareholders sought to be included in such registration are included.

(e) If a Demand Registration involves an underwritten Public Offering and the managing underwriters advise the Company and the Registering Shareholders that, in their view, the amount of Registrable Securities requested to be included in such Demand Registration (including any securities that the Company proposes to include) exceeds the largest amount of Registrable Securities that can be sold without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i) first, all Registrable Securities requested to be registered by the Registering Shareholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Persons on the basis of the relative number of Registrable Securities beneficially owned by such Registering Shareholders); and

(ii) second, any securities proposed to be registered by any other Persons (including the Company), with such priorities among them as the Company shall determine.

(f) The Company may postpone effecting a Demand Registration on one occasion during any period of twelve consecutive months for a reasonable time specified in the notice but not exceeding 120 days (which period may not be extended or renewed), if the Company provides a certificate signed by the principal executive officer of the Company stating that in the good faith judgement of the Board that (A) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company or (B) that it would otherwise be seriously detrimental to the Company and its shareholders for such Demand Registration to be effected at such time. It is agreed that the existence or anticipation of a material acquisition or financing activity will be sufficient reason for the Company to postpone a Demand Registration.

(g) At any time that Legato Founders or Key Shareholders may request a Demand Registration, upon the request of one or more Legato Founders or Key Shareholders that satisfy the Registration Requirements, the Company shall use its commercially reasonable efforts to file a Registration Filing for a Shelf Registration with respect to the Registrable Securities and to cause such Shelf Registration to become effective. Any request for the Company to prepare and file a Shelf Prospectus Supplement pursuant to a Shelf Registration in any underwritten Public Offering shall be deemed to be a Demand Registration subject to the provisions of Section 3.1(a); provided that none of (x) the filing of a Shelf Base Prospectus or (y) the filing of Shelf Prospectus Supplement that does not relate to an underwritten Public Offering and is only for the purpose of updating a Shelf Base Prospectus with the identities of any selling shareholders, the amounts of securities to be sold and any related information required by the applicable Registration Filing, shall constitute a Demand Registration. The Company shall give notice of any Shelf Registration pursuant to the procedures in Section 3.1(a).

Section 3.2 Piggyback Registration.

(a) If at any time the Company proposes to effect a Registration Filing under the Securities Act (other than an Excluded Registration) or under the Canada Securities Laws, whether or not for sale for its own account, the Company shall each such time give prompt notice at least 10 Business Days, or 4 Business Days in the case of a Bought Deal, prior to the anticipated filing date of the Registration Filing relating to such registration to each Legato Founder and Key Shareholder, which notice shall set forth such Legato Founder’s and Key Shareholder’s rights under this Section 3.2 and shall offer such Legato Founder and Key Shareholder the opportunity to include in such Registration Filing the number of Registrable Securities of the same class or series as those proposed to be registered as each such Legato Founder and Key Shareholder may request (a “Piggyback Registration”), subject to the provisions of Section 3.2(b). Upon the request of any such Legato Founder or Key Shareholder made within 10 Business Days, or 2 Business Days in the case of a Bought Deal, after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Legato Founder or Key Shareholder), the Company shall use its commercially reasonable efforts to effect a Registration Filing for all Registrable Securities that the Company has been so requested to register by all such Registering Shareholders; provided that (i) if such registration involves an underwritten Public Offering, all such Registering Shareholders must sell their Registrable Securities to the underwriters selected as provided in Section 3.5(f)(i) on the same terms and conditions as apply to the Company or the Requesting Shareholders, as applicable, and (ii) if, at any time after giving notice of its intention to register any Registrable Securities pursuant to this Section 3.2(a) and prior to the Public Offering Pricing for such Piggyback Registration, the Company shall determine for any reason not to register such Registrable Securities, the Company shall give notice to all such Registering Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such Registration Filing. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

(b) If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 3.1(e) shall apply) and the managing underwriters advise the Company that, in its view, the number of Registrable Securities that the Company and such Registering Shareholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, so much of the Registrable Securities proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size;

(ii) second, all Registrable Securities requested to be included in such registration by any Registering Shareholders pursuant to Section 3.2 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Registering Shareholders on the basis of the relative amount of Registrable Securities so requested to be included in such registration by each); and

(iii) third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

Section 3.3 Restriction on Demand Registration and Piggyback Registration. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement or the effectiveness of any Registration Statement, no sales of Registrable Securities shall be effected by any Shareholder until after the expiration of the applicable lock-up period in accordance with the Lock-Up Agreement.

Section 3.4 Transfer Restrictions.

(a) Subject to Section 3.4(c), in connection with any underwritten Public Offering and if required by the Board after consultation with the managing underwriters, no Registering Shareholder that is selling securities in such Public Offering shall Transfer any Company Securities (or any securities convertible into or exchangeable or exercisable for such Company Securities), other than any Company Securities sold to the managing underwriters, or exercise any registration rights with respect to such Company Securities from the Public Offering Launch for up to 90 days (or such shorter time as determined by the managing underwriters) following the date of a final Prospectus or Shelf Prospectus Supplement filed for such Public Offering.

(b) Any Person restricted under this Section 3.4 shall execute a customary lock-up agreement with the underwriters, which shall be consistent with the provisions described under this Section 3.4 and otherwise provide for customary exceptions as negotiated by the Company with the managing underwriters. Any such executed lock-up agreement shall be deemed to replace the restrictions under Section 3.4.

(c) No Shareholder shall be subject to the restrictions of this Section 3.4 unless all members of the Board, all officers of the Company, all Shareholders selling securities in such Public Offering are subject to this Section 3.4 or similar lock-up restrictions. If the Company or the underwriters grant a waiver or release under this Section 3.4, any lock-up agreement or any substantially similar restrictions to (i) any Person or entity that beneficially owns 1% or more of the outstanding capital stock of the Company or (ii) any member of the Board or officer of the Company, then all Shareholders shall be deemed to receive the same waiver or release to the same extent and on the same terms as such other Person for the same number of Company Securities as waived or released for such other Person; provided that if such waiver is in connection with a follow-on Public Offering, then such waiver shall only apply with respect to a Shareholder’s sales in such follow-on Public Offering so long as such Shareholder is given the opportunity to participate in such Public Offering on a ratable basis as all other Shareholders; provided further that this Section 3.4(c) shall not apply (x) to any waiver or release for hardship as reasonably determined by the managing underwriters or the Board; (y) with respect to any “net” or “cashless” exercise, or with respect to any dispositions solely to cover taxes or the payment of any exercise price, in connection with any equity awards; or (z) until holders of at least 2% of the outstanding capital stock of the Company have been granted such waiver or release.

Section 3.5 Registration Procedures. In the event of a Demand Registration or Piggyback Registration, the Company shall use its commercially reasonable efforts to effect the registration and the sale of all Registrable Securities requested to be included by any Registering Shareholders in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a) The Company shall as promptly as reasonably possible prepare and file a Registration Filing on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts (i) to cause such filed Registration Filing to become and remain effective, until the earlier of (A) the time at which all of the Registrable Securities of the Registering Shareholders included in such Registration Filing shall have actually been sold thereunder and (B) in the case of a Shelf Registration, three years or, in the case of any other Demand Registration, the time at which the offering contemplated by such Registration Filing (upon the advice of the underwriters participating in such offering, if applicable) is terminated; and (ii) to cause a final receipt for any Canadian prospectus relating to such Registration Filing to be issued by the applicable Canada Securities Authorities and remain available for use until the earlier of (X) the time at which all of the Registrable Securities of the Registering Shareholders included in such Registration Filing shall have actually been sold thereunder and (Y) in the case of a Shelf Registration, twenty-five months or, in the case of any other Demand Registration, the time at which the offering contemplated by such Registration Filing (upon the advice of the underwriters participating in such offering, if applicable) is terminated.

(b) Prior to filing a Registration Filing, Preliminary Prospectus, Prospectus, Shelf Base Prospectus, Shelf Prospectus Supplement, or any amendment or supplement thereto, or any free writing prospectus or any other filing (in each case including all exhibits thereto and documents incorporated by reference therein) related to such Registration Filing, the Company shall, if requested, furnish to Shareholders Counsel, each Registering Shareholder and each underwriter, if any, and such underwriter’s counsel, copies of such Registration Filing or other document as proposed to be filed, and thereafter the Company shall also furnish such number of copies of such Registration Filing or other document as Shareholders Counsel, such Registering Shareholder, underwriter or underwriter’s counsel may reasonably request. Each Registering Shareholder shall have the right to request that the Company modify any information contained in such Registration Filing or other document pertaining to such Registering Shareholder and the Company shall use its commercially reasonable efforts to comply with such request; provided, however, that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the applicable document to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) After the filing of the Registration Filing, the Company shall (i) cause the related Preliminary Prospectus or Shelf Base Prospectus to be supplemented by any required Prospectus or Shelf Prospectus Supplement or any amendment or other supplement, and, as so amended or supplemented, to be filed, (ii) comply with the provisions of the Securities Act or the Canada Securities Laws, or both, as applicable, with respect to the disposition of all Registrable Securities covered by such Registration Filing during the applicable period in accordance with the intended methods of disposition by the Shareholders thereof set forth in such Registration Filing, as amended or supplemented, and (iii) promptly notify each Shareholder holding Registrable Securities covered by such Registration Filing of any cease trade or stop order, injunction or other order issued or threatened by the SEC, a Canada Securities Authority or any other governmental authority or court and take all reasonable actions required to prevent the entry of such order or injunction or to remove it if entered.

(d) The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such Registration Filing under such U.S. state “blue sky” laws, or the Canada Securities Laws of any provinces or territories of Canada in which the Company is not already a reporting issuer (including, for greater certainty, the Province of Quebec), or such other securities laws as any Registering Shareholder holding such Registrable Securities reasonably (in light of such Registering Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Registering Shareholder to consummate the disposition of the Registrable Securities owned by such Registering Shareholder; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.5(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e) The Company shall immediately notify each Registering Shareholder holding such Registrable Securities covered by such Registration Filing, at any time when a Prospectus or Shelf Prospectus Supplement relating thereto is required to be delivered under the Securities Act or Canada Securities Laws, of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus or Shelf Prospectus Supplement so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Shelf Prospectus Supplement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or in the case of a prospectus under Canada Securities Laws, will not contain a misrepresentation within the meaning of Canada Securities Laws, and promptly prepare and make available to each such Registering Shareholder and file with the SEC and, if applicable, Canada Securities Authorities, any such supplement or amendment. Each Registering Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in this Section 3.5(e), such Registering Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Filing covering such Registrable

Securities until such Registering Shareholder’s receipt of the copies of the supplemented or amended Prospectus or Shelf Prospectus Supplement contemplated by Section 3.5(e). If the Company shall give such notice, the Company shall make such supplement or amendment available as promptly as reasonably possible and shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.5(a)) by the number of days during the period from and including the date of the giving of notice pursuant to this Section 3.5(e) to the date when the Company shall make available to such Registering Shareholder a Prospectus or Shelf Prospectus Supplement supplemented or amended to conform with the requirements of Section 3.5(e).

(f) (i) The Requesting Shareholders shall have the right, in their sole discretion, to select an underwriter or underwriters in connection with any Public Offering resulting from the exercise of a Demand Registration, which underwriter or underwriters may include any Affiliate of any Requesting Shareholder; and (ii) the Company shall have the right, in its sole discretion, to select an underwriter or underwriters in connection with any other Public Offering, including a Piggyback Registration. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(g) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Shareholders Counsel, any Registering Shareholder and any underwriter participating in any disposition pursuant to a Registration Filing being filed by the Company pursuant to this Section 3.5 and any attorney, accountant or other professional retained by any such Legato Founder, Key Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Filing. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission, or misrepresentation within the meaning of Canada Securities Laws, in such Registration Filing or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Registering Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Registrable Securities unless and until such information is made generally available to the public. Each Registering Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential

(h) If requested by the managing underwriters in an underwritten Public Offering, the Company shall furnish to each underwriter (i) an opinion or opinions of legal counsel to the Company (including, for greater certainty, in the case of a Registration Filing made with the SEC, negative assurance letters or “10b-5 negative assurance letters”) and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the managing underwriters reasonably request.

(i) The Company shall otherwise use its commercially reasonable efforts to comply with the Securities Act and all applicable rules and regulations of the SEC and the Canada Securities Laws and all applicable rules and regulations of any Canada Securities Authority. If the Registration Filing is made with the SEC, the Company shall make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and the requirements of Rule 158 thereunder.

(j) The Company may require each Registering Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(k) The Company shall use its commercially reasonable efforts to list all Registrable Securities covered by such Registration Filing on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded, or have become listed in connection with the Registration Filing.

(l) The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Securities and (iii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

Section 3.6 Indemnification by the Company. (a) The Company agrees to indemnify and hold harmless each Registering Shareholder beneficially owning any Registrable Securities covered by a Demand Registration or Piggyback Registration, each such Registering Shareholder’s Affiliates and Related Funds and each of such Registering Shareholder’s and its Affiliates’ and Related Funds’ respective partners (whether general, limited or otherwise), shareholders, members, directors, officers, fiduciaries, managers, members, controlling Persons, employees and agents, and each Person, if any, who controls such Registering Shareholder or its Affiliates and Related Funds within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by, relating to, arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact, or misrepresentation or alleged misrepresentation within the meaning of Canada Securities Laws, contained or incorporated by reference in any Registration Filing, Preliminary Prospectus, Prospectus, Shelf Base Prospectus or Shelf Prospectus Supplement, relating to the Demand Registration or Piggyback Registration, any “issuer free writing prospectus” (as defined in Rule 405 under the Securities Act), any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any road show as defined in Rule 433(h) under the Securities Act (a “road show”) (including, with respect to any of the foregoing, any amendments or supplements thereto and all documents incorporated by reference therein), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission, or misrepresentation or alleged misrepresentation within the meaning of Canada Securities Laws, so made based upon the Selling Shareholder Information furnished in writing to the Company by such Registering Shareholder or on such Registering Shareholder’s behalf expressly for use therein, or (b) any non-compliance in connection with such Demand Registration or Piggyback Registration by the Company or a member of the Company Group, or an officer, manager, director, employee or agent of the Company or a member of the Company Group of the Securities Act, Exchange Act, any Canada Securities Laws, or any applicable rules or regulations of the SEC, FINRA, a Canada Securities Authority or any other applicable securities laws, rules or regulations. The Company also agrees to indemnify any underwriters for the Demand Registration or Piggyback Registration, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Registering Shareholders provided in this Section 3.6.

Section 3.7 Indemnification by Participating Shareholders.

(a) Subject to Section 3.7(b), each Registering Shareholder holding Registrable Securities included in any Registration Filing agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by, relating to or arising out of or based upon any untrue statement or alleged untrue statement of a material fact, or misrepresentation or alleged misrepresentation within the meaning of Canada Securities Laws, contained in any Registration Filing, Preliminary Prospectus, Prospectus, Shelf Base Prospectus or Shelf Prospectus Supplement, relating to the Demand Registration or Piggyback Registration, any issuer free writing prospectus, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any road show (including, with respect to any of the foregoing, any amendments or supplements thereto and all documents incorporated by reference therein), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or misrepresentation or alleged misrepresentation within the meaning of Canada Securities Laws, but only with respect to the Selling Shareholder Information furnished in writing by such Registering Shareholder or on such Registering Shareholder’s behalf expressly for use in any Registration Filing, Preliminary Prospectus, Prospectus, Shelf Base Prospectus or Shelf Prospectus Supplement relating to the Demand Registration or Piggyback Registration, or any amendment or supplement thereto. Subject to Section 3.7(b), each such Registering Shareholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 3.7(a). As a condition to including Registrable Securities in any Registration Filing filed in accordance with ARTICLE III, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

(b) No Shareholder shall be liable under this Section 3.7 for any Damages in excess of the net proceeds (after deducting discounts and commissions and transfer taxes) actually realized by such Registering Shareholder in the sale of Registrable Securities of such Registering Shareholder to which such Damages relate.

Section 3.8 Conduct of Indemnification Proceedings.

(a) If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this ARTICLE III, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all reasonable and documented fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; (ii) the Indemnifying Party has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party; (iii) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party; or (iv) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in respect of the legal expenses of any Indemnified Party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be nominated in writing by the Indemnified Parties.

(b) The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by Section 3.8(a), the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (x) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 3.9 Contribution.

(a) If the indemnification provided for in this ARTICLE III is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Registering Shareholders holding Registrable Securities covered by a Registration Filing on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Registering Shareholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Registering Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations; and (ii) as between the Company on the one hand and each such Registering Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Registering Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Registering Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Registering Shareholders bear to the total underwriting discounts and commissions received by such underwriters. The relative fault of the Company and such Registering Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, or misrepresentation or alleged misrepresentation within the meaning of Canada Securities Laws, relates to information supplied by the Company and such Registering Shareholders or by such underwriters. The relative fault of the Company on the one hand and of each such Registering Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, or misrepresentation or alleged misrepresentation within the meaning of Canada Securities Laws, relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or misrepresentation.

(b) The Company and the Registering Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 3.9 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, or misrepresentation or alleged misrepresentation within the meaning of Canada Securities Laws, and no Registering Shareholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Registering Shareholder were offered to the public (less underwriters’ discounts and commissions and transfer taxes) exceeds the amount of any Damages that such Registering Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, or such misrepresentation or alleged misrepresentation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act or under applicable provincial laws of Canada) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(c) Each Registering Shareholder’s obligation to contribute pursuant to this Section 3.9 is several in the proportion that the proceeds of the offering received by such Registering Shareholder bears to the total proceeds of the offering received by all such Registering Shareholders and not joint. Notwithstanding anything to contrary in this Section 3.9, no Registering Shareholder shall be liable under this Section 3.9 for any Damages in excess of the net proceeds (after deducting discounts, commissions and transfer taxes) actually realized by such Registering Shareholder in the sale of Registrable Securities of such Registering Shareholder to which such Damages relate.

Section 3.10 Participation in Public Offering. No Shareholder may participate in any Public Offering hereunder unless such Shareholder (a) agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 3.11 Other Indemnification; Third-Party Beneficiaries. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Shareholder participating therein with respect to any required registration or other qualification of securities under any federal, provincial or state law or regulation or governmental authority other than the Securities Act and Canada Securities Laws. Each Person indemnified under Section 3.6 or 3.7 is an express third-party beneficiary of Section 3.6 or 3.7, as applicable, and to the extent also applicable, Section 3.8, Section 3.9 and this Section 3.11.

Section 3.12 Limitations on Subsequent Registration Rights. The Company agrees that it shall not enter into any agreement with any holder or prospective holder of any securities of the Company (i) that would allow such holder or prospective holder to include such securities in any Demand Registration or Piggyback Registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not reduce the amount of the Registrable Securities of the Shareholders or (ii) on terms otherwise more favorable than this Agreement unless Majority Approval is obtained for such other agreement (calculated after excluding any Shares owned by Shareholders (or their Affiliates or Related Funds) who are party to such other agreement).

Section 3.13 Alternative Registration Rights. In the event that the Company proposes to offer publicly any of its securities pursuant to the securities laws of a jurisdiction other than the U.S. or Canada, the Shareholders and the Company shall, before such public offering, amend this Agreement to provide the Legato Founders and Key Shareholders with registration rights, provisions for lock-up agreements, payment of expenses, indemnification and contribution that are substantially equivalent to those provided under this ARTICLE III with any necessary modifications to reflect differences in securities laws and process for such other jurisdiction and securities exchange.

Section 3.14 Opt-Out Process. Any Shareholder may at any time by written notice to the Company opt out of receiving any notices of a Demand Registration, Piggyback Registration or other notice or communication under this ARTICLE III and after delivering such notice, any such Shareholder shall not have the right to request a Demand Registration or Piggyback Registration, and the Company shall not provide any notices of future Demand Registrations or Piggyback Registrations thereof; provided that such Shareholder shall still be subject to Section 3.4 (Transfer Restrictions) and any other obligations under this ARTICLE III. Any opted-out Shareholder may at any time provide written notice to the Company or the Company that it desires to cancel such opt-out at which time such Shareholder will have all the same rights and receive the same notices as any other Shareholder that has not opted out.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

Section 4.1 Business Opportunities. To the fullest extent permitted by applicable law and the Organizational Documents of the members of the Company Group, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to any member of the Company Group or any Shareholder. Each Shareholder, its Affiliates and Related Funds and each of such Shareholder’s and its Affiliates’ and Related Funds’ respective partners (whether general, limited or otherwise), shareholders, members, directors, officers, fiduciaries, managers, members, controlling Persons, employees and agents shall not have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as any member of the Company Group or developing or marketing any products or services that compete, directly or indirectly, with those of the Company or any of its Subsidiaries, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, any member of the Company Group, (iii) doing business with any client or customer of any member of the Company Group or (iv) employing or otherwise engaging a former officer or employee of any member of the Company Group.

Section 4.2 Tax Matters. The Company shall:

(a) using commercially reasonable efforts, to the extent the Board determines, based on the advice of U.S. tax advisors, that the Company will be treated as holding an equity interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code) (a “PFIC”), provide to the Shareholders such information that is necessary to permit the Shareholders to make an election to treat the PFIC as a “qualified electing fund” under Section 1295 of the Code, and to permit the Shareholders (or, if applicable, each of its investors which are U.S. taxable investors) to comply with its U.S. federal income tax reporting requirements relating to the PFIC;

(b) using commercially reasonable efforts, to the extent the Company is treated as holding a direct or indirect equity interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code), provide to each Shareholder such information that is necessary to permit the Shareholder to report its pro rata share of Subpart F income (within the meaning of Section 951 of the Code), “global intangible low-taxed income” (within the meaning of Section 951A of the Code), and/or the amount determined under Section 956 of the Code; and

(c) using commercially reasonable efforts, provide to any Shareholder the additional information reasonably requested by the Shareholder in order to prepare any tax returns required to be filed by the Shareholder reflecting the operations of the Company and its Subsidiaries.

ARTICLE V

MISCELLANEOUS

Section 5.1 Binding Effect; Assignability; Third-Party Beneficiaries.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Shareholder that ceases to beneficially own any Company Securities shall cease to be bound by the terms hereof (other than (i) the provisions of Section 3.4 (Transfer Restrictions), 3.6 (Indemnification by the Company), 3.7 (Indemnification by Participating Shareholders), 3.8 (Conduct of Indemnification Proceedings), 3.9 (Contribution) and 3.11 (Other Indemnification; Third-Party Beneficiaries) applicable to such Shareholder with respect to any offering of Registrable Securities completed before the date such Shareholder ceased to own any Company Securities and (ii) this ARTICLE V) (and the related definitions for each of the foregoing set forth in ARTICLE I).

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise without the prior written consent of the Company, provided that a Shareholder may assign or aggregate its rights and obligations under this Agreement among its Affiliates and Related Funds without any prior written consent.

(c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement other than as expressly provided under this Agreement pursuant to

Section 2.7 (Exculpation; Indemnification; D&O Insurance), Section 2.8 (Priority of Indemnification), Section 3.6 (Indemnification by the Company), 3.7 (Indemnification by Participating Shareholders), 3.8 (Conduct of Indemnification Proceedings), 3.9 (Contribution) and 3.11 (Other Indemnification; Third-Party Beneficiaries).

Section 5.2 Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or email or other electronic transmission including email:

if to the Company to:

Algoma Steel Group Inc.

105 West Street,

Sault Ste. Marie

Ontario, Canada P6A 7B4

Attention: Rajat Marwah, Chief Financial

Officer Email: rajat.marwah@algoma.com

and if to a Shareholder, to the address listed for such Shareholder on its signature page hereto or if no such address is listed, to the address for such Shareholder listed in the Company’s register of shareholders.

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Any Person that becomes a Shareholder shall provide its mailing address, email address and other notice information to the Company on its signature page hereto.

Section 5.3 Waiver; Amendment; Termination; Fallaway.

(a) Subject to Section 5.3(b), any provision of this Agreement may only be amended, waived or otherwise modified by an instrument in writing executed by the Company with approval of the Board and with 66 2/3% Approval. In addition, subject to Section 5.3(b), any provision of this Agreement may be waived with respect to all of the Shareholders by 66 2/3% Approval and any party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by the party against whom the waiver is to be effective.

(b) Any amendment to ARTICLE II (Corporate Governance) or this Section 5.3 (and the related definitions for each of the foregoing set forth in ARTICLE I) shall require the prior written consent of each Shareholder with a Nomination Right. Any amendment, waiver or modification of any provision of this Agreement that would materially and adversely affect the rights, preferences or privileges under this Agreement of any Shareholder in a manner that is disproportionate to the manner in which it affects the rights, preferences or privileges of the

Shareholders as a whole may be effected only with the consent of the Shareholder so disproportionately affected. Any amendment, waiver or modification to this Section 5.3 (and the related definitions set forth in ARTICLE I), or the definition of “Key Shareholder,” may only be amended, waived or otherwise modified by an instrument in writing executed by the Company with approval of the Board and with the approval of Shareholders with Aggregate Ownership of at least a 75% of the then-outstanding Shares.

(c) This Agreement may be terminated and be of no further force and effect upon the delivery to the Company of an instrument in writing signed by the Company and each of the Shareholders with Nomination Rights, and with approval of Shareholders with Aggregate Ownership of at least a 75% of the then-outstanding Shares; provided that Section 3.4 (Transfer Restrictions) 3.6 (Indemnification by the Company), 3.7 (Indemnification by Participating Shareholders), 3.8 (Conduct of Indemnification Proceedings), 3.9 (Contribution), 3.11 (Other Indemnification; Third-Party Beneficiaries) (and the related definitions for each of the foregoing set forth in ARTICLE I) shall survive such termination.

Section 5.4 Definition of Legato Founders. The definition of “Legato Founder,” may only be amended, waived or otherwise modified by an instrument in writing signed by the holders of a majority of the Shares held by the Legato Founders immediately prior to the effectiveness of such amendment, waiver, or modification.

Section 5.5 Fees and Expenses. Except as otherwise agreed, all costs and expenses incurred in connection with the preparation of this Agreement and any amendment or waiver of this Agreement, and all of the transactions contemplated hereby shall be paid by the Company.

Section 5.6 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state, other than in respect of any matters as to which the application of Canada Law is mandatory which in such case shall be governed thereby.

Section 5.7 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or, to the extent such court does not have subject matter jurisdiction, any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.2 shall be deemed effective service of process on such party.

Section 5.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.9 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 5.10 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including PDFs), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective on the Effective Date.

Section 5.11 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof.

Section 5.12 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights with respect any shares of securities of the Company or Legato granted under any other agreement, and any of such preexisting registration, qualification or similar rights shall be terminated and of no further force and effect.

Section 5.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.14 Aggregation of Affiliates and Related Funds. To the extent that any action, consent or right under this Agreement requires a threshold level of ownership of Shares, Company Securities or Registrable Securities, any Shareholder hereunder may aggregate the ownership of such interests beneficially owned by it or its Affiliates and Related Funds, as applicable, for the purposes of satisfying such threshold.

Section 5.15 Independent Agreement by the Shareholders. The parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of the Shares, Company Securities or any equity securities of the Company or any other member of the Company Group and the Shareholders do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act or “joint actors” under Canada Securities Laws. Nothing contained in this Agreement and no action taken by any Shareholder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any parties that the Shareholders are in any way acting in concert or as a “group” or “joint actors” (or a joint venture, partnership or association), and the Company and the Shareholders agree to not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement.

Section 5.16 Status as Shareholder. Other than as expressly set forth herein, no Shareholder, solely by reason of its status as a holder of Company Securities, shall be required to assume or be made responsible for the liabilities of the Company, nor shall be required to make any contribution to the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ALGOMA STEEL GROUP INC.
By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SHAREHOLDER[2]

By:
Name:
Title:

Notice Information for Section 7.02

Address:

Email:

Fax No.:

[2]	Insert legal name of Investor. If the Investor is signing on behalf of Affiliates and/or Related Funds (as defined in the Investor Rights Agreement), attach a schedule of those entities.

[Signature Page to Investor Rights Agreement]